Exhibit (a)(5)(3)

The Leader in Biotechnology Tools and Services October 15, 2002 Invitrogen Acquires InforMax Lyle Turner CEO Invitrogen Corporation

Safe Harbor Statement Certain statements contained in this presentation are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Invitrogen and Informax intend that such statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to: integrating dry- and wet-lab tools will facilitate research; software will drive reagent sales; Invitrogen will drive sales of InforMax products; dilution will be only modest in 2003 and break-even or accretive in 2004. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward- looking statements. Potential risks and uncertainties include, but are not limited to, the failure to meet the conditions to the merger set forth in the merger agreement; successful integration with InforMax's operations; retention of key personnel; changes in Invitrogen's and InforMax's businesses; Invitrogen's ability to manage growth; successful development and commercialization of new products and services; adverse reactions to the proposed merger by customers, suppliers and strategic partners; competition; and other risks and uncertainties detailed from time to time in Invitrogen's and InforMax's Securities and Exchange Commission filings.

Agenda Overview of Transaction InforMax Overview Strategic Rationale Integration Plans Financial Impact Summary

Transaction Overview Cash tender offer valued at approximately $42 million ($1.36 per fully diluted share) InforMax net cash on hand approximately $47 million Expected closing in fourth quarter of 2002

InforMax Overview Approximately 170 employees, headquartered in Bethesda, MD Industry-leading desktop software application, Vector NTI(tm), that simplifies experimental design, management and interpretation Acquisition by Invitrogen helps accelerate growth of: Vector franchise Recently announced next generation of Vector Family of Products Penetration of extensive installed customer base R&D expertise in molecular biology, computing and informatics drives development of new Vector products

Strategic Rationale The Research Process Experimental design, management & interpretation Data & Information Experiments Biological Questions Dry Lab Wet Lab Scientists use both "dry-lab" and "wet-lab" tools to conduct research

Strategic Rationale Further Simplify the Research Process The Genome Gene Identification Gene Cloning Gene Expression Analysis Vector NTI(tm) Suite: Design primers for Gene Identification Simulate vector construction for Gene Cloning Manage and study Gene Expression Analyze protein and nucleic acid sequences Dry Lab Wet Lab Data & Information

Strategic Rationale Today InforMax's dry-lab tools strengthen Invitrogen's product portfolio and support the wet-lab tools for gene identification, cloning, expression, and analysis Invitrogen's global sales, marketing and distribution expertise can expand use of dry-lab tools Accelerate adoption of new software applications & upgraded functionality introduced by InforMax in Q3 2002 Reach More Potential Software Customers

Strategic Rationale Future Simplicity drives reagent sales Vector NTI(tm) updates can include information on reagents and kits Integrated E-commerce platform can make choice of kits and reagents easier Allow researcher to ask a biological question and get the answer in Invitrogen products Simplify Access to Invitrogen's Broad Product Portfolio

Strategic Rationale Invitrogen's current tools include software that simplify the use of kits and reagents: Genefilters Microarrays and Pathways(tm) software E-Gel(r) 96 System and analysis software SureScore(tm) SNP Genotyping Kit and software LUX(tm) Fluorogenic Primers and software Invitrogen has experience in combining dry-lab and wet-lab tools to make the research process easier

Integration Plans Andrew Whiteley will continue as President, InforMax Integration teams will be formed immediately Integration plans to be complete in 45-60 days

Financial Impact Modest dilution in 2003 (2 - 4%) Expand ongoing cost rationalization put in place by the InforMax management team Revenue growth to $18-20M Break-even to accretive in 2004 Purchase method of accounting with minimal accounting intangibles

Summary Approximately $42 million cash tender offer to close Q4 2002 Together, dry-lab and wet-lab tools further simplify the research process Rapid integration planned Break-even to accretive in 2004

For More Information Eric Winzer, CFO Paul Goodson, VP Investor Relations 760-603-7208 1-800-955-6288, x67298 Andrew Whiteley, President, Chairman & CEO John Green, CFO

The Leader in Biotechnology Tools and Services October 15, 2002 Invitrogen Acquires InforMax Lyle Turner CEO Invitrogen Corporation